Exhibit 99.1
BRIGHTPOINT REPORTS FOURTH QUARTER AND YEAR END 2009
FINANCIAL RESULTS
Indianapolis, Ind. —February 3, 2010 — Brightpoint, Inc. (NASDAQ: CELL) reported its financial results for the fourth quarter ended December 31, 2009. Unless otherwise noted, amounts pertain to the fourth quarter of 2009.
FOR THE FOURTH QUARTER OF 2009:
Revenue was $905.6 million for the fourth quarter of 2009, an increase of 4% compared to the third quarter of 2009 and a decrease of 6% compared to the fourth quarter of 2008.
Units handled were 83.5 million for the year ended December 31, 2009, an increase of 1% from 2008. Industry analysts estimate that 2009 global sell-in for the wireless device industry decreased 6% to 8% from 2008.
Units handled were 24.1 million for the fourth quarter of 2009, an increase of 11% compared to the third quarter of 2009 and 12% compared to the fourth quarter of 2008. Industry analysts estimate that global sell-in for the wireless device industry for the fourth quarter increased approximately 10% to 14% compared to the third quarter of 2009.
Income from continuing operations was $19.3 million or $0.24 per diluted share for the fourth quarter of 2009 compared to $14.7 million or $0.18 per diluted share for the third quarter of 2009 and loss from continuing operations of $343.4 million or $4.35 per diluted share for the fourth quarter of 2008.
Adjusted income from continuing operations (non-GAAP) was $18.1 million or $0.22 per diluted share for the fourth quarter of 2009 compared to $10.8 million or $0.13 per diluted share for the third quarter of 2009 and $8.4 million or $0.10 per diluted share for the fourth quarter of 2008.
Please see the disclosure below regarding adjusted income from continuing operations (non-GAAP). Adjusted income from continuing operations (non-GAAP) of $0.22 per diluted share for the fourth quarter of 2009 excludes the following items:
•	$4.0 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•	$1.5 million (pre-tax) of non-cash stock based compensation expense.

•	$2.8 million (pre-tax) restructuring charge in connection with our previously announced 2009 Spending and Debt Reduction Plan.

•	$2.5 million tax benefit of the excluded expenses described above.

•	$7.7 million non-cash, non-taxable gain on the settlement of an indemnification claim with NC Telecom Holding A/S.

•	$0.7 million tax expense for certain discrete tax items.
Total debt was $97.0 million at December 31, 2009, compared to $98.8 million at September 30, 2009 and $176.4 million at December 31, 2008. Total liquidity (unrestricted cash and unused borrowing availability) was $426.2 million at December 31, 2009 compared to $423.0 million at September 30, 2009 and $401.2 million at December 31, 2008. Average daily debt outstanding for the fourth quarter of 2009 was $167.7 million compared to average daily debt outstanding of $150.7 million for the third quarter of 2009 and $333.0 million for the fourth quarter of 2008.
Total debt and liquidity at December 31, 2009 and average daily debt for the fourth quarter of 2009 includes the impact of the repurchase of 3 million shares of Brightpoint stock from NC Telecom Holding A/S for $15.5 million as well as the purchase of our primary North America distribution facility for $31 million plus closing costs. These transactions closed in October 2009 and were financed with availability on our Global Line of Credit.
Gross margin was 9.0% for the fourth quarter of 2009 compared to 8.3% for the third quarter of 2009 and 7.9% for the fourth quarter of 2008. The increase in gross margin compared to the third quarter of 2009 was primarily due to improved distribution gross margins in Europe. The increase in gross margin compared to the fourth quarter of 2008 was primarily due to a favorable mix of wireless devices sold in our Asia-Pacific region compared to the same period in the prior year.
SG&A expenses were $56.1 million for the fourth quarter of 2009 compared to $55.7 million for the third quarter of 2009. Fluctuations in foreign currency negatively impacted SG&A expense by approximately $1.5 million for the fourth quarter of 2009 as compared to the third quarter of 2009.
Interest expense, net, was $1.9 million for the fourth quarter of 2009 compared to $2.1 million for the third quarter of 2009 and $3.9 million for the fourth quarter of 2008. Interest expense, net decreased because of the positive impact of our debt reduction initiatives in 2009 and overall lower interest rates. Interest expense, net for the fourth quarter of 2009 includes the impact of the repurchase of 3 million shares of Brightpoint stock from NC Telecom Holding A/S for $15.5 million as well as the purchase of our primary North America distribution facility for $31 million plus closing costs. These transactions closed in October 2009 and were financed with availability on our Global Line of Credit.
Income tax expense was $3.0 million for the fourth quarter of 2009 compared to income tax benefit of $8.2 million for the third quarter of 2009. Income taxes for the three months ended December 31, 2009 included a $3.2 million benefit for the reversal of a valuation allowance on certain tax assets that are expected to be utilized in the U.S. as well as a $1.7 million benefit from changes in estimates of certain tax positions. These benefits were partially offset by $3.9 million of income tax expense related to valuation allowances on deferred tax assets resulting from previous net operating losses in certain countries that are no longer expected to be utilized.
Cash provided by operating activities was $163.8 million for the year ended December 31, 2009 compared to $272.8 million for the same period in the prior year. Cash provided by operating activities was $51.1 million for the three months ended December 31, 2009 compared to $10.9 million for the three months ended September 30, 2009 and cash used by operating activities of $40.1 million for the three months ended December 31, 2008.
EBITDA was $31.9 million for the fourth quarter of 2009 compared to $17.1 million for the third quarter of 2009 and $13.8 million for the fourth quarter of 2008.
“I am proud of the Brightpoint team’s performance in many areas despite a challenging global economic climate,” said Robert J. Laikin, Chairman of the Board and Chief Executive Officer of Brightpoint, Inc. “I am especially proud of the fact that we were able to grow unit volumes while the overall industry sell-in substantially declined during 2009. I believe Brightpoint remains well positioned to take advantage of wireless industry trends and we currently anticipate our unit growth rate to exceed the top end of analyst expectations for the wireless industry for 2010.”
“I am pleased with our financial performance for the fourth quarter of 2009, and I am particularly proud of the success we had with respect to managing our balance sheet during these turbulent economic times,” said Tony Boor, Brightpoint’s Chief Financial Officer and Treasurer. “Through the team’s diligent execution, we were able to generate $164 million of operating cash flow for the year. This improvement in liquidity allowed us to pay down debt and to capitalize on strategic opportunities, including the purchase of our primary North America distribution facility and the repurchase of over 3 million shares of Brightpoint common stock.”
Please see the attached Schedules and the Brightpoint website at www.Brightpoint.com for an explanation and reconciled presentation of the results for the fourth quarter ended December 31, 2009 prepared in accordance with U.S. GAAP and on an as adjusted non-GAAP basis. The explanation includes the reasons why management believes such non-GAAP measures are useful both to management and investors. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. In addition, please see the attached Supplemental Information for a reconciliation of EBITDA.
Revenue and cost of revenue for the fourth quarter of 2009 were approximately $21.5 million lower and gross margin for the fourth quarter of 2009 was approximately 0.3% higher as a result of a change in the reporting of revenue from certain prepaid airtime logistic services agreements from a gross basis to a net basis.
The consolidated statements of operations for all periods presented reflect the reclassification of the results of operations of our France, Poland and Turkey businesses to discontinued operations in accordance with U.S. GAAP. We exited our France business in the third quarter of 2009 and our Poland and Turkey businesses in the first quarter of 2009. Please see Brightpoint Inc.’s website at www.Brightpoint.com for quarterly statements of operations for all periods that have been reclassified.
COMPARISON TO PREVIOUSLY DISCLOSED FOURTH QUARTER 2009 ESTIMATED RANGE
Units handled for the fourth quarter of 2009 and the year ended December 31, 2009 were higher than our previously estimated range of 22 to 24 million units for the fourth quarter of 2009 and 81 million to 83 million for the year ended December 31, 2009 due to a better than anticipated volume of devices handled through logistic services in our Americas region.
Income from continuing operations for the fourth quarter of 2009 was within our previously estimated range of $0.22 to $0.26 per diluted share.

Adjusted income from continuing operations (non-GAAP) was higher than the previously estimated range of $0.13 to $0.18 per diluted share for the fourth quarter of 2009 primarily due to an unusually low effective tax rate for the fourth quarter of 2009.
SUBSEQUENT EVENTS
On January 15, 2010 we repurchased 9,247,266 shares of Brightpoint stock from Partner Escrow Holding A/S, an affiliate of NC Telecom Holding A/S (f/k/a Dangaard Holding A/S) for $6.20 per share. This repurchase was part of our previously announced $80 million share repurchase program (“Repurchase Program”). Funds for the repurchase were provided by borrowings from availability under our Global Line of Credit. After this repurchase, Partner Escrow Holding A/S does not own any Brightpoint stock. As a result of this transaction, we have repurchased a total of 12,397,360 shares at a weighted average price of $5.95 per share under our current repurchase plan. This represents approximately 14% of our total shares outstanding.
After these repurchases, we currently estimate between 73.5 million and 74.5 million as-adjusted diluted weighted average shares to be outstanding during 2010. This estimate includes grants previously made and vesting in 2010 as well as currently planned grants which are to be made under our 2004 Long Term Incentive Plan in 2010. This does not include the impact of any additional share repurchases or any restricted stock unit grants that have not currently been submitted for Board of Director approval. For purposes of calculating as-adjusted diluted weighted average shares outstanding, we add back certain shares presumed to be repurchased by us under the U.S. GAAP treasury stock method related to stock based compensation expense.
(Amounts in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Wireless devices handled	24,082	21,637	21,514
Revenue	$905,610	$867,915	$961,347
Gross profit	$81,119	$72,197	$75,799
Gross margin	9.0%	8.3%	7.9%
Selling, general and administrative expenses	$56,061	$55,747	$58,085
Operating income (loss) from continuing operations	$18,188	$9,020	$(318,349)
Income (loss) from continuing operations	$19,315	$14,664	$(343,359)
Net income (loss) attributable to common shareholders	$18,292	$11,170	$(346,037)

Diluted per share:
Income (loss) from continuing operations attributable to common shareholders	$0.24	$0.18	$(4.35)
Net income (loss) attributable to common shareholders	$0.23	$0.14	$(4.38)
     Brightpoint, Inc. (NASDAQGS: CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2009, Brightpoint handled approximately 84 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 2,700 employees in more than 25 countries. In 2009, Brightpoint generated revenue of $3.2 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company’s most recent Form 10-K and Form 10-Q and the cautionary statements and risk factors contained therein. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation, (i) the current economic downturn could cause a severe disruption in our operations; (ii) fluctuations in regional demand patterns and economic factors could harm our operations; (iii) our debt facilities could prevent us from borrowing additional funds, if needed; (iv) collections of our accounts receivable; (v) our reliance on suppliers to provide trade credit facilities to adequately fund our on-going operations and product purchases; (vi) a significant percentage of our revenues are generated outside of the United States in countries that may have volatile currencies or other risks; (vii) the loss or reduction in orders from principal customers or a reduction in the prices we are able to charge these customers could cause our revenues to decline and impair our cash flows; (viii) the impact that seasonality may have on our business and results; (ix) we buy a significant amount of our products from a limited number of suppliers, and they may not provide us with competitive products at reasonable prices when we need them in the future; (x) our business could be harmed by consolidation of mobile operators; (xi) we make significant investments in the technology used in our business and rely on that technology to function effectively without interruptions; (xii) our ability to retain existing logistic services customers at acceptable returns upon expiration of existing agreements; (xiii) our future operating results will depend on our ability to maintain volumes and margins; (xiv) our ability to expand and implement our future growth strategy, including acquisitions; (xv) uncertainty regarding whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us; (xvi) our reliance upon third parties to manufacture products which we distribute and reliance upon their quality control procedures; (xvii) rapid technological changes in the wireless industry could render our services or the products we handle obsolete or less marketable; (xviii) effect of natural disasters, epidemics, hostilities or terrorist attacks on our operations; (xix) intense industry competition; (xx) our ability to manage and sustain future growth at our historical or current rates; (xxi) our ability to continue to enter into relationships and financing that may provide us with minimal returns or losses on our investments; (xxii) our ability to attract and retain qualified management and other personnel, the cost of complying with labor agreements and high rate of personnel turnover; (xxiii) protecting our proprietary information; (xxiv) our obligations under certain debt, lease and other contractual arrangements; (xxv) our dependence on our computer and communications systems; (xxvi) uncertainty regarding future volatility in our Common Stock price; (xxvii) potential dilution to existing shareholders from the issuance of securities under our long-term incentive plans; (xxviii) existence of anti-takeover measures; (xxix) acquisition related accounting impairment and amortization. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The words “believe,” “expect,” “anticipate,” “estimate” “intend,” “likely”, “will”, “should” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue
Distribution revenue	$822,060	$855,571	$2,827,501	$4,004,398
Logistic services revenue	83,550	105,776	357,782	424,347

Total revenue	905,610	961,347	3,185,283	4,428,745

Cost of revenue
Cost of distribution revenue	783,329	821,915	2,709,394	3,829,427
Cost of logistic services revenue	41,162	63,633	200,070	265,914

Total cost of revenue	824,491	885,548	2,909,464	4,095,341

Gross profit	81,119	75,799	275,819	333,404

Selling, general and administrative expenses	56,061	58,085	212,741	254,239
Impairment of long-lived assets	—	—	1,452	—
Amortization expense	4,116	4,057	15,862	18,246
Goodwill impairment charge	—	325,947	—	325,947
Restructuring charge	2,754	6,059	13,461	13,438

Operating income(loss) from continuing operations	18,188	(318,349)	32,303	(278,466)

Interest, net	1,945	3,854	9,183	19,339
Other expense	1,604	1,639	545	3,478
Gain on indemnification settlement	(7,700)	—	(7,700)	—

Income (loss) from continuing operations before income taxes	22,339	(323,842)	30,275	(301,283)

Income tax expense (benefit)	3,024	19,517	(4,780)	25,108

Income (loss) from continuing operations	19,315	(343,359)	35,055	(326,391)

Discontinued operations, net of income taxes:
Loss from discontinued operations	(1,454)	(3,271)	(7,977)	(15,946)
Gain (loss) on disposal of discontinued operations	431	589	(522)	584

Total discontinued operations, net of income taxes	(1,023)	(2,682)	(8,499)	(15,362)

Net income (loss)	18,292	(346,041)	26,556	(341,753)

Net income (loss) attributable to noncontrolling interest	—	4	—	(361)

Net income (loss) attributable to common shareholders	$18,292	$(346,037)	$26,556	$(342,114)

Earnings (loss) per share attributable to common shareholders — basic:
Income (loss) from continuing operations	$0.25	$(4.35)	$0.44	$(4.17)
Discontinued operations, net of income taxes	(0.01)	(0.03)	(0.11)	(0.20)

Net income	$0.24	$(4.38)	$0.33	$(4.37)

Earnings (loss) per share attributable to common shareholders — diluted:
Income (loss) from continuing operations	$0.24	$(4.35)	$0.43	$(4.17)
Discontinued operations, net of income taxes	(0.01)	(0.03)	(0.10)	(0.20)

Net income	$0.23	$(4.38)	$0.33	$(4.37)

Weighted average common shares outstanding:
Basic	78,191	78,905	80,422	78,202

Diluted	79,311	78,905	81,247	78,202

BRIGHTPOINT, INC.
NON-GAAP RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)
We have provided income from continuing operations and income from continuing operations per share on both a U.S. GAAP basis and on an as-adjusted non-GAAP basis because the Company’s management believes it provides meaningful information to investors. Among other things, it may assist investors in evaluating the Company’s on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation and amortization of acquired finite lived intangible assets as well as other items that are considered to be unusual or infrequent in nature such as goodwill impairment charges and restructuring charges. The specific items excluded with respect to our fourth quarter non-GAAP income from continuing operations per share are stock-based compensation expense, amortization expense, restructuring charge, gain on indemnification settlement and certain discrete tax items. The Company considers these items unrelated to its core operating performance, and believes that use of this non-GAAP measure allows comparison of operating results that are consistent over time. Non-GAAP income from continuing operations per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP income from continuing operations per share, we add back certain shares presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.

	Three Months Ended December 31,
	2009		2008
	Income from	Impact per	Income (loss) from	Impact per
	continuing	diluted	continuing	diluted
	operations (1)	share	operations (2)	share

GAAP income (loss) from continuing operations	$19,315	$0.24	$(343,359)	$(4.35)

Non-GAAP adjustments:
Stock based compensation	1,549	0.02	1,566	0.02
Amortization	4,024	0.05	3,936	0.05
Goodwill impairment charge	—	—	325,947	3.98
Restructuring charge	2,754	0.03	6,059	0.07
Gain on indemnification settlement	(7,700)	(0.10)	—	—
Income tax impact of the above	(2,516)	(0.03)	(3,784)	(0.03)
Discrete income tax items	717	0.01	18,015	0.22

As-adjusted (non-GAAP) income from continuing operations	$18,143	$0.22	$8,380	$0.10

As-adjusted (non-GAAP) weighted average common shares outstanding — diluted (5):		80,769		81,894

	Year Ended December 31,
	2009		2008
	Income from	Impact per	Income (loss) from	Impact per
	continuing	diluted	continuing	diluted
	operations (3)	share	operations (4)	share

GAAP income (loss) from continuing operations	$35,055	$0.43	$(326,391)	$(4.17)

Non-GAAP adjustments:
Stock based compensation	6,397	0.08	6,557	0.08
Amortization	15,467	0.19	17,708	0.21
Goodwill impairment charge	—	—	325,947	3.96
Finite-lived intangible asset impairment	1,452	0.02	—	—
Restructuring charge	13,461	0.16	13,438	0.16
Gain on indemnification settlement	(7,700)	(0.09)	—	—
Income tax impact of the above	(11,556)	(0.14)	(11,644)	(0.14)
Discrete income tax items	(9,076)	(0.11)	18,015	0.22

As-adjusted (non-GAAP) income from continuing operations	$43,500	$0.52	$43,630	$0.53

As-adjusted (non-GAAP) weighted average common shares
outstanding — diluted (5):		83,137		82,385

(1)	Adjusted income from continuing operations (non-GAAP) for the fourth quarter of 2009 excludes the following items:
•	$4.0 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•	$1.5 million (pre-tax) of non-cash stock based compensation expense.

•	$2.8 million (pre-tax) restructuring charge in connection with our previously announced 2009 Spending and Debt Reduction Plan.

•	$2.5 million tax benefit of the excluded expenses described above.

•	$7.7 million non-cash, non-taxable gain on the settlement of an indemnification with NC Telecom Holding A/S.

•	$0.7 million of discrete tax expense, which is comprised of a $3.2 million benefit for the reversal of a valuation allowance on certain tax assets that are expected to be utilized in the U.S., partially offset by $3.9 million of income tax expense related to valuation allowances on deferred tax assets resulting from previous net operating losses in Colombia, Italy and Spain that are no longer expected to be utilized.
(2)	Adjusted income from continuing operations (non-GAAP) for the fourth quarter of 2008 excludes the following items:
•	$3.9 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•	$1.6 million (pre-tax) of non-cash stock based compensation expense.

•	$6.1 million restructuring charge (pre-tax) consisting primarily of a $3.3 million charge related to the termination of the operating lease for our European headquarters, $1.7 million of restructuring charges associated with the closure of our Reno, Nevada distribution facility, $0.6 million of severance costs for other employees of our North America operations and $0.5 million of restructuring charges related to the realignment of our European operations.

•	$3.8 million tax benefit of the excluded expenses described above.

•	$325.9 million goodwill impairment charge associated with the goodwill allocated to our EMEA reporting unit.

•	$18.0 million of charges related to valuation allowances on certain tax assets that were no longer expected to be utilized.
(3)	Adjusted income from continuing operations (non-GAAP) for the year ended December 31, 2009 excludes the following items:
•	$15.5 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•	$6.4 million (pre-tax) of non-cash stock based compensation expense.

•	$13.5 million (pre-tax) restructuring charge in connection with our previously announced 2009 Spending and Debt Reduction Plan.

•	$1.5 million (pre-tax) impairment charge for our Latin America operation’s finite-lived intangible asset recorded in connection with the acquisition of certain assets of CellStar in 2007. In the third quarter of 2009, our Latin America operation lost a significant product distribution business, and we determined that the carrying value of the asset was not recoverable.

•	$11.6 million tax benefit of the excluded expenses described above.

•	$7.7 million non-cash, non-taxable gain on the settlement of an indemnification with NC Telecom Holding A/S.

•	$9.1 million of net discrete tax benefit, which is comprised of a $16.3 million benefit for the reversal of a valuation allowance on certain tax assets that are expected to be utilized in the U.S. and the reversal of a reserve on an uncertain tax position in Germany that became more likely than not to be sustained. These benefits were partially offset by $7.2 million of income tax expense related to a valuation allowance on deferred tax assets resulting from previous net operating losses in Denmark, Colombia, Italy and Spain that are no longer expected to be utilized.
(4)	Adjusted income from continuing operations (non-GAAP) for the year ended December 31, 2008 excludes the following items:
•	$17.7 million (pre-tax) of non-cash amortization expense related to acquired intangible assets.

•	$6.6 million (pre-tax) of non-cash stock based compensation expense.

•	$13.4 million restructuring charge consisting primarily of $1.8 million in charges in connection with the sale of certain assets in Colombia, a $1.1 million charge to write-off IT projects that were abandoned after the acquisition of Dangaard Telecom, a $3.6 million charge in connection with consolidating the Brightpoint and Dangaard operations in Germany, a $3.3 million charge related to the termination of the operating lease for our European headquarters, $1.7 million of restructuring charges associated with the closure of our Reno, Nevada distribution facility, $0.6 million of severance costs for other employees of our North America operations, and $1.3 million of other charges in connection with the realignment of our European operations.

•	$11.7 million tax benefit of the excluded expenses described above.

•	$325.9 million goodwill impairment charge associated with the goodwill allocated to our EMEA reporting unit.

•	$18.0 million of charges related to valuation allowances on certain tax assets that were no longer expected to be utilized.
(5)	Weighted average common shares outstanding — diluted for the three months ended December 31, 2009 and 2008 includes the effect of 1.5 million (2009) and 0.7 million (2008) common shares outstanding that are presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. Weighted average common shares outstanding — diluted for the year ended December 31, 2009 and 2008 includes the effect of 1.9 million (2009) and 0.9 million (2008) common shares outstanding that are presumed to be repurchased under the U.S. GAAP treasury stock method related to stock based compensation expense. Weighted average common shares outstanding — diluted for the three months and year ended December 31, 2008 includes the effect of 2.3 million and 3.3 million common shares outstanding that are excluded from the earnings per share calculation under ASC 260 (formerly SFAS No. 128 Earnings Per Share) as they are anti-dilutive to earnings per share.

BRIGHTPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$81,050	$57,226
Accounts receivable (less allowance for doubtful accounts of $12,205 in 2009 and $11,217 in 2008)	382,973	499,541
Inventories	212,909	290,243
Other current assets	76,656	61,392

Total current assets	753,588	908,402

Property and equipment, net	82,328	56,463
Goodwill	51,877	51,439
Other intangibles, net	98,136	107,286
Other assets	28,062	22,770

Total assets	$1,013,991	$1,146,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$486,584	$534,906
Accrued expenses	118,552	137,957
Lines of credit and other short-term borrowings	—	798

Total current liabilities	605,136	673,661

Long-term liabilities:
Lines of credit, long-term	—	1,501
Long-term debt	97,017	174,106
Other long-term liabilities	34,911	46,528

Total long-term liabilities	131,928	222,135

Total liabilities	737,064	895,796

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value: 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 89,293 issued in 2009 and 88,730 issued in 2008	893	887
Additional paid-in-capital	631,027	625,415
Treasury stock, at cost, 10,309 shares in 2009 and 7,063 shares in 2008	(84,639)	(59,983)
Retained deficit	(286,092)	(312,647)
Accumulated other comprehensive loss	15,738	(3,108)

Total shareholders’ equity	276,927	250,564

Total liabilities and shareholders’ equity	$1,013,991	$1,146,360

BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2009	2008

Operating activities
Net income (loss)	$26,556	$(341,753)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35,171	36,734
Impairment of long-lived assets	1,452	—
Non-cash compensation	6,484	6,557
Restructuring charge	15,523	13,904
Goodwill impairment charge	—	325,947
Gain on indemnification settlement	(7,700)	—
Change in deferred taxes	(18,773)	1,874
Other non-cash	1,096	(54)

Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	152,024	200,042
Inventories	90,172	161,573
Other operating assets	(1,343)	(9,929)
Accounts payable and accrued expenses	(136,848)	(122,089)

Net cash provided by operating activities	163,814	272,806

Investing activities
Capital expenditures	(49,178)	(21,642)
Acquisitions, net of cash acquired	—	(5,877)
Decrease in other assets	(1,184)	2,008

Net cash used in investing activities	(50,362)	(25,511)

Financing Activities
Repayments on lines of credit	(1,578)	(205,894)
Repayments on Global Term Loans	(78,159)	(73,616)
Deferred financing costs paid	(392)	(330)
Purchase of treasury stock	(16,955)	(1,288)
Excess (deficient) tax benefit from equity based compensation	(1,116)	76
Proceeds from common stock issuances under employee stock
option plans	225	39

Net cash used in financing activities	(97,975)	(281,013)

Effect of exchange rate changes on cash and cash equivalents	8,347	(11,216)

Net increase (decrease) in cash and cash equivalents	23,824	(44,934)
Cash and cash equivalents at beginning of year	57,226	102,160

Cash and cash equivalents at end of year	$81,050	$57,226

Supplemental Information
(Amounts in thousands)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Net income (loss) (1)	$18,292	$11,170	$(346,037)
Net interest expense (1)	1,965	2,084	4,256
Income taxes (1)	3,024	(7,158)	21,114
Depreciation and amortization (1)	8,631	10,994	334,431

EBITDA	$31,912	$17,090	$13,764

(1)	Includes discontinued operations

EBITDA is a non-GAAP financial measure. Management believes EBITDA provides it with an indicator of how much cash the Company generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.
Cash Conversion Cycle Days
Management utilizes the cash conversion cycle days metric and its components to evaluate the Company’s ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ending December 31, 2009 and 2008, and September 30, 2009 were as follows:

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Days sales outstanding in accounts receivable	25	27	34
Days inventory on-hand	22	18	28
Days payable outstanding	(41)	(35)	(44)

Cash Conversion Cycle Days	6	10	18

Please see the Brightpoint website at www.Brightpoint.com for a detailed calculation of cash conversion cycle days for the three months ended December 31, 2009.

Supplemental Information (continued)
(Amounts in thousands)
Return on Invested Capital (“ROIC”)
Management uses ROIC to measure the effectiveness of its use of invested capital to generate profits. ROIC for the quarters and trailing four quarters ended December 31, 2009 and 2008, and September 30, 2009, was as follows:

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Operating income after taxes (non-GAAP):
Operating income (loss) from continuing operations	$18,188	$9,020	$(318,349)
Plus: restructuring charge	2,754	1,886	6,059
Plus: goodwill impairment charge	—	—	325,947
Less: estimated income taxes (1)	(7,330)	(3,817)	(4,780)

Operating income after taxes (non-GAAP)	$13,612	$7,089	$8,877

Invested Capital:
Debt	$97,017	$98,824	$176,405
Shareholders’ equity	276,927	280,675	250,564

Invested capital	$373,944	$379,499	$426,969

Average invested capital (2)	$376,721	$367,182	$618,210
ROIC (3)	14%	8%	6%

	Trailing Four Quarters Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Operating income after taxes (non-GAAP):
Operating income (loss) from continuing operations	$32,303	$(304,231)	$(278,466)
Plus: restructuring charge	13,461	16,766	13,438
Plus: goodwill impairment charge	—	325,947	325,947
Less: estimated income taxes (1)	(16,018)	(13,469)	(21,322)

Operating income after taxes (non-GAAP)	$29,746	$25,013	$39,599

Invested Capital:
Debt	$97,017	$98,824	$176,405
Shareholders’ equity	276,927	280,675	250,964

Invested capital	$373,944	$379,499	$426,969

Average invested capital (2)	$382,467	$469,568	$847,139
ROIC (3)	8%	5%	5%

(1)	Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations, the restructuring charge and the goodwill impairment charge by an effective tax rate of 35%, which represents an estimated, blended statutory tax rate for the markets in which we operate.

(2)	Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and four prior quarter period ends.

(3)	ROIC is calculated by dividing non-GAAP operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing operating income after taxes by average invested capital and multiplying the results by four.
We exclude unusual items such as restructuring charges from our calculation of “Operating income after taxes (non-GAAP)” because we do not believe such items are representative of expected future returns. Therefore, we believe decisions to allocate resources should not be influenced by such items.

Supplemental Information (continued)
(Amounts in thousands)
Return on Tangible Capital (“ROTC”)
Management uses Return on Tangible Capital, or ROTC, to provide a measurement which can be consistently and fairly applied internally to all operating entities to determine the effectiveness of each entity’s usage of tangible capital. ROTC eliminates the influence of intangible assets balances (and related amortization expense), cash transfer capabilities and income tax rates which vary amongst Brightpoint operating entities and are not controllable by operating entity management. We exclude unusual items such as restructuring charge from our calculation of “Operating income before amortization and restructuring charges (non-GAAP)” because we do not believe such items are controllable by operating entity management or representative of expected future returns. Therefore, we believe decisions to allocate resources should not be influenced by such items. ROTC indicates the return which can be expected on the tangible capital consumed and replaced through the normal business cycle. To calculate ROTC, operating income from continuing operations is adjusted for restructuring charges, goodwill impairment charge and amortization of intangible assets, and this adjusted non-GAAP operating income is applied to average tangible capital. Average tangible capital is calculated as total assets less cash, investments, goodwill, and intangible assets, net of current liabilities excluding short term borrowings. The details of this measurement are outlined below.

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Operating income before amortization and restructuring charges (non-GAAP):
Operating income (loss) from continuing operations	$18,188	$9,020	$(318,349)
Plus: amortization expense	4,116	4,092	4,057
Plus: goodwill impairment charge	—	—	325,947
Plus: restructuring charge	2,754	1,886	6,059

Operating income before amortization and restructuring charges (non-GAAP):	$25,058	$14,998	$17,714

Tangible capital:
Total assets	$1,013,991	$932,445	$1,146,360
Less: cash and cash equivalents	80,536	79,862	56,632
Less: goodwill	51,877	51,830	51,439
Less: other intangibles, net	98,136	102,506	107,286

Net tangible assets	$783,442	$698,247	$931,003

Total current liabilities	605,135	510,045	673,661
Less: current portion of long-term debt	—	—	721
Less: lines of credit and other short-term borrowings	—	1,063	77

Net current liabilities	$605,135	$508,982	$672,863

Net tangible capital	$178,307	$189,265	$258,140

Average tangible capital (1)	$183,785	$176,684	$256,589
ROTC (2)	55%	34%	28%

	Trailing Four Quarters
	December 31,	September 30,	December 31,
	2009	2009	2008
Operating income before amortization and restructuring charges (non-GAAP):
Operating income (loss) from continuing operations	$32,303	$(304,231)	$(278,466)
Plus: amortization expense	15,862	15,802	18,246
Plus: goodwill impairment charge	—	325,947	325,947
Plus: restructuring charge	13,461	16,766	13,438

Operating income before amortization and restructuring charges (non-GAAP):	$61,626	$54,284	$79,166

Tangible capital:
Total assets	$1,013,991	$932,445	$1,146,360
Less: cash and cash equivalents	80,536	79,862	56,632
Less: goodwill	51,877	51,830	51,439
Less: other intangibles, net	98,136	102,506	107,286

Net tangible assets	$783,442	$698,247	$931,003

Total current liabilities	605,135	510,045	673,661
Less: current portion of long-term debt	—	—	721
Less: lines of credit and other short-term borrowings	—	1,063	77

Net current liabilities	$605,135	$508,982	$672,863

Net tangible capital	$178,307	$189,265	$258,140

Average tangible capital (1)	$201,016	$216,362	$364,146
ROTC (2)	31%	25%	22%

(1)	Average tangible capital for quarterly periods represents the simple average of the beginning and ending tangible capital amounts for the respective quarter.

(2)	ROTC is calculated by dividing non-GAAP operating income before amortization and restructuring charges by average tangible capital. ROTC for quarterly periods is stated on an annualized basis and is calculated by dividing non-GAAP operating income before amortization and restructuring charges by average tangible capital and multiplying the results by four.